UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DUNE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4737507
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class so registered	Name of each exchange on which to be each class is to be registered

Common Stock, $.001 par value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered.

     The Certificate of Incorporation of Dune Energy, Inc. (the “Company”) provides that the Company is authorized to issue 100,000,000 shares of common stock, $.001 par value per share (“Common Stock”). As of the date hereof, 46,814,949 shares of Common Stock are outstanding.

     Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Company’s Board of Directors, out of funds legally available therefore. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights and are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	May 3, 2005	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer